Exhibit 99.1

PRESS RELEASE

NYSE: CIM

CHIMERA INVESTMENT CORPORATION

520 Madison Avenue, 32nd Floor

New York, New York 10022

FOR FURTHER INFORMATION

Investor Relations

888-895-6557

www.chimerareit.com

FOR IMMEDIATE RELEASE

Chimera Closes $400 Million Capital Commitment Led by Funds Managed by Ares Management Corporation

Company Release - 6/10/2020

NEW YORK—(06/10/2020) – Chimera Investment Corporation (NYSE: CIM) (“Chimera”) today announced the closing of a three-year $400 million secured loan commitment led by funds managed by the Alternative Credit Strategy at Ares Management Corporation (“Ares”).

“This commitment led by Ares further enhances our strong liquidity position and diversifies our financing sources away from traditional bank repo markets and gives us the ability to seek new investment opportunities,” said Matt Lambiase, President/CEO at Chimera.

The lenders in the Chimera/Ares transaction will receive a 7% coupon on the term loan and price appreciation warrants that can be settled in cash at a discount to the market value.

“Recent market volatility has created turbulence across the spectrum of asset markets. This has led to opportunities for Ares Alternative Credit to have constructive conversations with borrowers about the capital solutions we can offer,” said Kevin Alexander, Partner in Alternative Credit at Ares. “We believe Chimera is well positioned in its industry and we are pleased to support the company in its next phase of growth.”

About Chimera Investment Corporation

Chimera is a publicly traded REIT that is primarily engaged in the business of investing directly or indirectly through our subsidiaries, on a leveraged basis, in a diversified portfolio of mortgage assets, including residential mortgage loans, Non-Agency RMBS, Agency CMBS, Agency RMBS, and other real estate related securities. Please visit chimerareit.com for additional information.

About Ares Management Corporation

Ares Management Corporation (NYSE: ARES) is a leading global alternative investment manager operating integrated businesses across Credit, Private Equity and Real Estate. Ares Management’s investment groups collaborate to deliver innovative investment solutions and consistent and attractive investment returns for fund investors throughout market cycles. Ares Management’s global platform had $149 billion of assets under management as of March 31, 2020 with approximately 1,200 employees in over 20 offices in more than 10 countries. Please visit aresmgmt.com for additional information.

About Ares Alternative Credit

Ares’ Alternative Credit strategy focuses on direct lending and investing in assets that generate contractual cash flows and fills gaps in the capital markets between credit, private equity and real estate. Ares Alternative Credit targets investments across the capital structure in specialty finance, lender finance, loan portfolios, equipment leasing, structured products, net lease, cash flow streams (royalties, licensing, management fees), fund secondaries and other asset-focused investments. Co-Headed by Keith Ashton and Joel Holsinger, Ares Alternative Credit leverages a broadly skilled and cohesive team of approximately 40 investment professionals as of March 31, 2020.

Contacts

Investor Relations

888-895-6557

www.chimerareit.com